TRIDEX CORPORATION AND SUBSIDIARIES

                  EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS

                (Dollars in thousands, except per share amounts)

                                                               Years Ended December 31,
                                                   ----------------------------------------------
                                                         1998             1997           1996
                                                   ----------------------------------------------
BASIC
  EARNINGS:
   Income (loss) from continuing operations          $   (14,146)   $      (568)   $     5,646
   Income from discontinued operations                                      533          3,202
                                                   ----------------------------------------------
   Net income (loss) available to common
     stockholders                                    $   (14,146)   $       (35)   $     8,848
                                                   ==============================================

  SHARES:
     Average common shares outstanding                 6,077,000      5,157,000      3,913,000
                                                   ==============================================

  EARNINGS PER COMMON SHARE - BASIC:
   Income (loss) from continuing operations          $     (2.33)   $     (0.11)   $      1.44
   Income from discontinued operations                                     0.10           0.82
                                                   ----------------------------------------------
   Net income (loss)                                 $     (2.33)   $     (0.01)   $      2.26
                                                   ==============================================

DILUTED:
  EARNINGS:
   Income (loss) from continuing operations                         $      (568)   $     5,646
   Income impact from assumed conversions                                     0            341
                                                                ---------------------------------
   Income (loss) available to common
     stockholders plus assumed conversions                                 (568)         5,987
   Income from discontinued operations                                      533          3,202
                                                                ---------------------------------
   Net income (loss) available to
     common shareholders                                            $       (35)   $     9,189
                                                                =================================

  SHARES:
   Average common shares outstanding                                  5,157,000      3,913,000
   Dilutive effect of outstanding
     options and warrants as
     determined by the treasury
     stock method                                                       174,000        241,000
   Dilutive effect of convertible debt
     assumed converted at the
     beginning of the year                                                    0        445,000
                                                                ---------------------------------
                                                                      5,331,000      4,599,000
                                                                =================================

  EARNINGS PER COMMON SHARE - DILUTED:
   Income (loss) from continuing operations                         $     (0.11)   $      1.30
   Income from discontinued operations                                     0.10           0.70
                                                                ---------------------------------
   Net income (loss)                                                $     (0.01)   $      2.00
                                                                =================================